EXHIBIT 23.1



            Consent of Independent Registered Public Accounting Firm



The Board of Directors
Delta and Pine Land Company:



We consent to the incorporation by reference in the Registration Statement on Form S-8 of Delta and Pine Land Company of our reports dated November 14, 2005, with respect to the consolidated balance sheets of Delta and Pine Land Company as of August 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three year period ended August 31, 2005, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of August 31, 2005 and the effectiveness of internal control over financial reporting as of August 31, 2005, which reports appear in the August 31, 2005 Annual Report on Form 10-K of Delta and Pine Land Company.


/s/ KPMG LLP
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Memphis, Tennessee
April 4, 2006